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                                                                    Exhibit 5.4

[LETTERHEAD]

December 12, 2002

Alberta Securities Commission
British Columbia Securities Commission
The Manitoba Securities Commission
Ontario Securities Commission
Saskatchewan Securities Commission
Commission des valeurs mobilieres du Quebec
Nova Scotia Securities Commission
Administrator of the Securities Act,
  New Brunswick
Registrar of Securities, Prince Edward Island
Securities Commission of Newfoundland and Labrador
Registrar under the Securities Act, Northwest Territories
Registrar under the Securities Act, Yukon
Government of Nunavut - Nunavut Legal Registries - Registrar of Securities

Dear Sirs/Mesdames:

RE:  THE TORONTO-DOMINION BANK

We refer to the short form base shelf prospectus of The Toronto-Dominion Bank (the "Bank") dated December 12, 2002, relating to the sale and issue from time to time of Debt Securities, Common Shares and Class A First Preferred Shares (collectively the "Securities") in an aggregate principal amount of up to $4,000,000,000 (or the equivalent thereof in other currencies).

We consent to the use, through incorporation by reference in the above-mentioned short form base shelf prospectus, of our report dated November 27, 2002 to the shareholders of the Bank on the following consolidated financial statements:

         Consolidated balance sheets as at October 31, 2002 and 2001;

         Consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended October 31, 2002.

We also consent to the use, through incorporation by reference in the above-mentioned short form base shelf prospectus, our report dated November 15, 2001 to the shareholders of the Bank on the following consolidated financial statements:

         Consolidated balance sheets as at October 31, 2001 and 2000;

         Consolidated statements of income, changes in shareholders' equity and cash flows for each of

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         the years in the three-year period ended October 31, 2001.

We report that we have read the short form prospectus and all information specifically incorporated by reference therein and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the consolidated financial statements upon which we have reported or that are within our knowledge as a result of our audits of such consolidated financial statements.

This letter is provided solely for the purpose of assisting the securities regulatory authorities to which it is addressed in discharging their responsibilities and should not be used for any other purpose. Any use that a third party makes of this letter, or any reliance or decisions made based on it, are the responsibility of such third parties. We accept no responsibility for loss or damages, if any, suffered by any third party as a result of decisions made or actions taken based on this letter.

Yours faithfully,


"Ernst & Young LLP"    "KPMG LLP"                               "PricewaterhouseCoopers LLP"

Ernst & Young LLP      KPMG LLP                                 PricewaterhouseCoopers LLP
                       (solely in regard to the auditors'       (except for the October 31,
                       report on the October 31, 2000           2000 consolidated financial
                       consolidated financial                   statements)
                       statements)
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